UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2008
Littelfuse, Inc.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-20388	36-3795742
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
800 East Northwest Highway,
Des Plaines, IL 60016
(Address of principal executive offices, including zip code)
(847) 824-1188
(Registrant’s telephone number, including area code)
Not applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 12, 2008, the Board of Directors of Littelfuse, Inc. (the “Company”), upon the recommendation of the Compensation Committee, adopted the criteria for the 2008 awards of performance shares under the Littelfuse, Inc. Equity Incentive Compensation Plan and determined the awards to be made to each of Mr. Gordon Hunter, the Chairman of the Board, President and Chief Executive Officer of the Company, Mr. Philip G. Franklin, Vice President, Operations Support and Chief Financial Officer, Mr. David R. Samyn, Vice President and General Manager, Electronics Business Unit, Mr. David W. Heinzmann, Vice President of Global Operations, and Mr. Dal Ferbert, Vice President and General Manager, Electrical Business Unit (collectively, the “Named Executive Officers”).
     The Board of Directors approved an award of 14,350 performance shares to Mr. Hunter, 5,200 performance shares to Mr. Franklin, 3,650 performance shares to Mr. Samyn, 4,100 performance shares to Mr. Heinzmann, and 3,500 performance shares to Mr. Ferbert, in each case subject to achievement of specified criteria at the end of the three fiscal year period beginning on the first day of fiscal 2008 and ending on the last day of fiscal 2010. At the end of the three-year period, the Named Executive Officers may earn a number of vested shares of common stock equal to 0% to 200% of the amount of the performance shares award, as determined by a sliding scale. The sliding scale is based on the Company achieving established criteria for growth in earnings before deductions for interest, taxes, depreciation or amortization (“EBITDA”) and for return on net assets (“RONA”) during the three-year period. The other terms and conditions of the performance shares awards are as set forth in the form of Performance Shares Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     The following exhibit is filed with this report.

Exhibit No.	Description

99.1	Form of Performance Shares Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTELFUSE, INC. (Registrant)
Date: March 17, 2008	/s/ Philip G. Franklin
Philip G. Franklin
Vice President, Operations Support and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Form of Performance Shares Agreement